Exhibit 99.1

ProBility Media Corp. to Acquire Upstryve Inc., the Leader in Online Tutoring for the Vocational Industry

ProBility to change its name to Upstryve identifying as an industry first for online tutoring and coaching platform for the vocational trades

COCONUT CREEK, Fla., Aug. 10, 2021 /PRNewswire/ - ProBility Media Corp. (OTCPK: PBYA), an education company building the first online and hands on combined full-service training and career advancement brand for the skilled trades, will acquire Upstryve Inc. (Upstryve) in an all-stock transaction.

Following the acquisition, the Company plans to change its name to Upstryve Inc. and all of ProBility’s subsidiaries will be rebranded under the Upstryve platform and will serve as key components to the model the Company is building.

The transaction will include the issuance of 692,500,000 shares of restricted common stock to the shareholders of Upstryve.

The Company will not affect a reverse split of its common stock in connection with the acquisition and remains committed to remaining compliant with its SEC reporting obligations.

Upstryve is positioned as one of the first of its kind and is believed to be the only nationwide online tutoring marketplace specifically servicing the skilled trade industry. Upstryve offers an end-to-end solution for vocational career education and advancement and services both aspiring trade professionals, corporations and organizations as a corporate training platform.

Upstryve’s career path platform is a road map that starts with aspiring trade professionals choosing a path and continues virtually through licensing, graduating as a business owner and finally building wealth in the trades. Aspiring trade professionals are mentored through Upstryve’s mentoring platform which leads them down a virtual path that allows them to compare the pros and cons of each career trade along with mentoring sessions with successful trade professionals to assist in guidance.

Upstryve’s licensing platform utilizes its online marketplace of tutors nationwide to cater to the over 5,000 certifications and licenses throughout the United States. The marketplace is the only solution for a nationwide delivery of options for the aspiring trade professional in the test prep market. Upstryve offers students the ability to choose a trade professional tutor in a competitive marketplace with varying degrees of experiences and price per hour.

Upstryve Tutors are industry professionals who have retired or are looking to earn additional income. Their expertise is specific to their geographic region and license type. With thousands of licenses throughout the country, identifying the right coach or tutor may be difficult. Upstryve provides multiple pathways for the tutor to earn income. They set their own schedule and hourly rate, earn commissions as an affiliate for study materials and can receive royalties through the Upstryve publishing platform.

“For the first time, the thousands of trade professionals can earn income on passing their knowledge to the next generation of professionals,” stated Noah Davis, President of ProBility. “Tutors can write tests, study materials or even develop online courses with our content team, thereby creating a new marketplace for industry professionals who could not afford or dedicate the time required to properly publishing material. Their names and reputation can live on beyond their time in the field.”

Upstryve Enterprise, is a full proprietary platform designed for corporations of all sizes. The corporate platform assists in workforce training, career coaching, employee retention and employee centered initiatives. Career coaches in the enterprise platform assist in developing skills in leadership, empathy, communication, problem-solving and teamwork. Creating teams with skills beyond their training and rooted in their company’s values increases job satisfaction, workforce retention and overall business productivity. Upstryve believes that when teams are fully invested in their roles, they feel motivated, passionate and prepared for excellence.

Upon the completion of the acquisition, Upstryve’s group of companies will have trained or educated over 500,000 trade professionals and students.

“Upstryve is the connection that unifies all of the companies together with the mission of offering an end-to-end solution for the vocational industry,” continued Mr. Davis. “The combination will offer a seat at the table with other online tutoring companies. By identifying within the online tutoring category, we now can attain a valuation more in line with the value we offer. We are the only company that presents an online tutoring marketplace, corporate training and online course content in the vocational space. “

Upstryve’s Partner Program works with other industry influencers, test prep companies and corporations throughout the United States to instantly offer tutors to its customers through Upstryve’s online tutoring marketplace.

“The program enables our partners to earn additional revenue and offer services that were never available and not financially feasible until now,” stated Cesar Valencia, Digital Marketing Manager of Upstryve. “The Partner Program collaborates with industry leading influencers that provide on the job skills and training courses to the Upstryve marketplace. We are excited to become a part of ProBility. We will offer continued partnerships with influencers and corporations, a perfect fit into their current business models. Upstryve’s marketing efforts have reached over 500,000 aspiring and existing trade professionals from across a dozen influencers in the trades.”

“Upstryve is positioned as a leader in tutoring for industrial education. Our team excels at customer acquisition and digital marketing,” stated Johanna Viscaino, Chief Marketing Officer at Upstryve. “Together with the combination of assets from ProBility to Upstryve, we can retain a customer from the time they graduate high school into career retirement. Our various programs in Upstryve assist the aspiring trade professional, from starting their career to trade training, to license certification prep, to workforce continued education and finally to contractor business owners in the form of digital marketing management.”

As a combined group of companies, Upstryve owns over 500 test prep courses, 600 self-study books and teaches over 1,000 annual virtual classes through One Exam Prep. It will conduct over 400 safety programs through North American Crane Bureau with numerous Fortune 500 clients such as Tesla (Nasdaq: TSLA), Alcoa (NYSE: AA), General Electric (NYSE: GE), Lockheed Martin (NYSE: LMT), IBM (NYSE: IBM), U.S. Steel (NYSE: X), Flour (NYSE: FLR), Los Alamos National Labs, United States Navy and Air Force and many more. Through Disco Learning Media, it will specialize in eCourse development, program management, and consulting for companies such as Itron (NASDAQ: ITRI), The University of Texas, the State of Texas K-12 schools and many more organizations. ProBility’s presence with numerous corporations will allow Upstryve to offer them a 21st century online training platform and ways to connect its employees with industry professionals.

According to a report published in October 2020 by Grandview Research, the global online tutoring services market was valued at $4.81 billion in 2019 and expected to expand at a compound annual growth rate of 16.1% from 2020 to 2027 with a projected revenue forecast of $15.99 billion. Similar online tutoring marketplaces have gained large valuations such as Varsity Tutors a subsidiary of parent company Nerdy. It recently announced a sale to TPG Pace Tech Opportunities (NYSE: PACE) via a SPAC which will go public under the symbol (NYSE: NRDY). Varsity Tutors received a $1.7 billion valuation in February 2021.

Guild Education, a private edtech company recently raised $150 million in a Series E round, valuing the company at $3.75 billion. It provides education by partnering with corporations to help them keep talent in their pipelines. It is part of a list of up-skilling companies such as Udemy, Coursera and Degreed.

In February 2021, IXL Learning, with brands such as Rosetta Stone and Education.com, agreed to acquire Wyzant Tutoring Marketplace. the nation’s largest marketplace for online tutoring. IXL recently announced its intentions to go public under the symbol IIXL on the NASDAQ, with an approximate valuation over $750 million.

Chegg (Nasdaq: CHGG), is a powerhouse in the direct to student learning with a focus on high school to college learning courses and test preparation. Since Covid-19, its valuation has doubled to over $12 billion. In October of 2020, Churchill Capital Corp II (NYSE: CCIV) merged with Skillsoft, a digital learning company in a $1.3 billion transaction.

According to People Ready Skilled Trades, a TrueBlue company (NYSE: TBI) in a March 18 2021 press release, there is a significant labor shortage, driven by a mass exit of baby boomers retiring from the sector, as an opportunity for people looking for work.

The typical trade school average cost ranges from $3,000 to $15,000 and takes three to 18 months to complete compared to a four-year university for more than $100,000. Numerous companies are initiating their own job placement programs including Home Depot (NYSE: HD) launching in 2020 their Path to Pro $50 million trades training commitment.

The capital markets attention post Covid-19 to various online education learning and tutoring platforms has positioned the combination of Upstryve and ProBility as an up-and-coming player in this market, one that offers a unique approach to individual and enterprise opportunities in an industry with a severe shortage of skilled labor in the coming decade.

About Upstryve Inc.

Upstryve is the only tutoring platform dedicated to providing aspiring professionals an affordable all-encompassing learning experience. Upstryve provides 1 on 1 contractor license exam preparation for professionals to confidently pass their state or national exams and obtain their contractor license. Its platform links aspiring trade professionals with expert trade tutors and instructors who have years of experience in the field. Students work with tutors who guide them through typical struggles and help them gain the confidence they need before exam day. Its instructors specialize in exam preparation for all construction and trades, National Trade Association Exams, Contractors, Electricians, Plumbing, HVAC, Engineering, Healthcare, Utilities and more. Upstryve offers existing industry experts to earn from three sources, hourly tutoring at their desired hourly rate, affiliated sales of study materials and the ability to publish study materials, test questions and specialized courses through its publishing platform. For more information, visit www.upstryve.com.

About ProBility Media Corp.

ProBility Media Corp. is an industrial education and training technology company headquartered in Coconut Creek, Florida, offering education online and in person programs including training in a variety of vocational industries. ProBility is executing a disruptive strategy of defragmenting the education and training marketplace by offering high quality training courses and materials to prepare the workforce for excellence. ProBility services customers from the individual to the small business to the enterprise level corporation. For more information, visit www.ProBilityMedia.com.

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

SOURCE Probility Media Corp.

Related Links

http://www.ProBilityMedia.com